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                                                                    EXHIBIT 11

          CTB International Corp. and Subsidiaries
  Diluted Earnings Per Common and Common Equivalent Share
  Three and Nine Months Ended September 30, 1997 and 1998
                       (In thousands)


                                                       Three Months Ended       Nine Months Ended
                                                         September 30,             September 30,
                                                     ---------------------      -------------------
                                                         1997       1998          1997       1998
                                                     ----------    -------      --------   --------
ACTUAL

Net Income                                               $6,375     $5,611       $11,942     $9,909
                                                     ==========    =======      ========   ========

Average number of common shares outstanding               9,733     12,607         8,092     12,746

Common equivalent shares
   Stock Options                                            416        343           396        369
                                                     ----------    -------      --------   --------

   Total average common and common
      equivalent shares outstanding                      10,149     12,950         8,488     13,115
                                                     ==========    =======      ========   ========

Earnings per common and common equivalent share           $0.63      $0.43         $1.41      $0.76
                                                     ==========    =======      ========   ========